Exhibit 99.1

Contacts:	Miles Goda

Investor Relations

(206) 613-0826

WatchGuard Announces John Todd to Leave Board of Directors

Seattle, WA, November 19, 2003—WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Internet security solutions, today announced the resignation of John Todd from the Board of Directors. Mr. Todd plans to focus on his other business interests.

“I would like to thank John for his dedication and service to WatchGuard,” said Jim Cady, President and Chief Executive Officer at WatchGuard. “We wish John all the best and wish him good luck in his future business endeavors.”

About WatchGuard Technologies, Inc.

WatchGuard is a leading provider of Internet security solutions for small- to medium-sized enterprises worldwide, delivering integrated products and services that are robust as well as easy to buy, deploy and manage. WatchGuard security appliances are designed to deliver powerful firewall and VPN performance, outstanding security, intrusion prevention and networking features, scalability and flexibility in an affordable, integrated solution. Every WatchGuard product comes with an initial subscription to the company’s innovative LiveSecurity service, which is designed to protect customers against constantly emerging threats by providing timely systematic updates, security intelligence and expert information. As a recent addition to its suite of security solutions, the company now offers customers the WatchGuard AuditScan service, powered by Qualys, a vulnerability assessment service that provides another layer of proactive perimeter protection to complement the security appliance. For more information, please call 206-521-8340 or visit www.watchguard.com.

WatchGuard, LiveSecurity, Firebox and AuditScan are either registered trademarks or trademarks of WatchGuard Technologies, Inc. or its subsidiaries in the United States and/or other countries. Qualys is a trademark of Qualys, Inc.